10.1

January 26, 2023

Rodney Rushing

Dear Rod:

The purpose of this letter agreement (this “Agreement”) is to confirm the terms of your separation from REV Group, Inc. (the “Company”), effective as of January 26, 2023 (the “Separation Date”), as follows:

1.
Resignations. On or before the Separation Date, you shall submit your resignation letter, effective as of the Separation Date, whereby you shall resign as the Company’s President and Chief Executive Officer and as a member of the board of directors of the Company (the “Board”), as well as from any and all board, committee, officer, and other positions held at any Affiliate of the Company or at any other entity in connection with your employment by (or otherwise as a representative of) the Company (collectively, the “Resignations”). The Company, on its own behalf and on behalf of its Affiliates, hereby accepts the Resignations as of the Separation Date, and you agree to sign and return such documents confirming the Resignations as the Company or any of its Affiliates may reasonably request. For purposes of this Agreement, “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, whether control may be by management authority, equity interest or otherwise.

2.
Final Salary. You will receive, on the next regular payday following the Separation Date, pay for all work you performed for the Company through the Separation Date, to the extent not previously paid.
3.
Separation Benefits. In consideration of your acceptance and non-revocation of this Agreement and subject to your meeting in full your obligations hereunder and your Continuing Obligations, and in full consideration of any rights you may have under that certain letter agreement between you and the Company dated as of March 5, 2020 (the “Offer Letter”) or any severance plan, policy or practice of the Company or any of its Affiliates:

(a)
The Company will pay you your base salary, at your final annual base rate of pay ($902,000.00), for a period of twenty-four (24) months following the Separation Date. Payments will be made in the form of salary continuation, and will begin on the next regular Company payday that is at least five (5) days following the later of the effective date of this Agreement or the date it is received by the Company. The first payment will be retroactive to the day following the Separation Date.
(b)
With respect to the Company’s previous grants to you of restricted stock (the “RSAs”) in respect of the Company’s common stock under the Rev Group, Inc. 2016 Omnibus Incentive Plan (the “Plan”) and evidenced by the applicable Restricted Stock Awards by and between you and the Company (collectively, the “RSA Award Agreements”), the Company will cause 166,646 of such RSAs that are scheduled to vest on December 31, 2023 to vest as of such date, subject to your meeting in full your obligations hereunder and your Continuing Obligations. In addition, with respect to the Company’s previous grants to you of performance share units (the “PSUs”) in respect of the Company’s common stock under the Plan and evidenced by the applicable Performance Share Unit Awards by and between you and the Company (the “PSU Award Agreements” and together with the RSA Award Agreements, the “Award Agreements”), the Company will cause 66,268 of such PSUs (the “Post-Employment PSUs”) to remain outstanding and fully vest upon the achievement of $180,000,000 of Consolidated Adjusted EBITDA (as defined in the PSU Award Agreements) for the Fiscal Year ending October 31, 2024, subject to your meeting in full your obligations hereunder and your Continuing Obligations. For the avoidance of doubt, if the Post-Employment PSUs are not vested as of October 31, 2024, they will be terminated and forfeited for no consideration as of such date. All other RSAs and PSUs held by you that remain unvested as of the Separation Date will be terminated and forfeited for no consideration as of such date in accordance with the terms of the Plan and the Award Agreements. Your vested RSAs and vested PSUs will continue to be governed by the terms of the Plan, the Award Agreements, and any other documents applicable to such RSAs and PSUs (the “Equity Documents”). The Company may withhold any tax (or other governmental obligation) that becomes due with respect to the RSAs and PSUs and take such action as it deems appropriate to ensure that all applicable withholding, income or other taxes, which are the sole and absolute responsibility of you, are withheld or collected from you. You shall make arrangements satisfactory to the Company to enable the Company to satisfy all such withholding requirements.
(c)
Provided that you timely elect to continue your coverage and, if applicable, that of your eligible dependents, in the Company’s group health plans under the federal law known as “COBRA” or similar state law, a monthly amount equal to the portion of monthly health premiums paid by the Company for your coverage and your eligible dependents’ coverage, if any, at the time of termination until the earlier of (x) the date that is eighteen (18) months following the Separation Date or (y) the date that you and your eligible dependents, if any, cease to be eligible for such COBRA coverage under applicable law or plan terms. Notwithstanding the foregoing, in the event that the Company’s payment of the amounts described in this Section would subject the Company to any tax or penalty under Section 105(h) of the Internal Revenue Code of 1986, as amended, the Patient Protection and Affordable Care Act, as amended, any regulations or guidance issued thereunder, or any other applicable law, in each case, as determined by the Company, then you and the Company agree to work together in good faith to restructure such benefit.
4.
Acknowledgement of Full Payment and Withholding.

(a)
You acknowledge and agree that the payments provided under Section 2 of this Agreement are in complete satisfaction of any and all compensation or benefits due to you from the Company, whether for services provided to the Company or otherwise, through the Separation Date and that, except as expressly provided under this Agreement, no further compensation or benefits are owed or will be provided to you.

(b)
All payments made by the Company under Sections 2 or 3 of this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law and all other lawful deductions authorized by you.

(c)
Each of the payments required to be made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (“Code Section 409A”). The payments contemplated under this Agreement to be made within six (6) months of the Separation Date are deemed to be exempt from Code Section 409A.

5.
Status of Employee Benefits, Paid Time Off, and Expenses.

(a)
Except for any right you may have to continue your participation and that of your eligible dependents in the Company’s group health plans under COBRA, your participation in all employee benefit plans of the Company will end as of the Separation Date, in accordance with the terms of those plans. You will not continue to earn paid time off or other similar benefits after the Separation Date. You will receive information about your COBRA continuation rights under separate cover.

(b)
Within two (2) weeks following the Separation Date, you must submit your final expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement, and, in accordance with Company policy, reasonable substantiation and documentation for the same. The Company will reimburse you for your authorized and documented expenses within thirty (30) days of receiving such statement pursuant to its regular business practice.

6.
Continuing Obligations, Confidentiality; Non-Solicitation, Non-Competition; and Cooperation.

(a)
Subject to Section 8(b) of this Agreement, you acknowledge that you continue to be bound by your obligations under the Equity Documents (collectively, the “Continuing Obligations”); provided, however, you acknowledge and agree that, for purposes of your non-disparagement obligations as set forth in the Equity Documents, any reference to “Affiliates” shall also include all known shareholders of the Company.
(b)
During the course of your employment with the Company, you have learned of Confidential Information (as defined below) and you have developed Confidential Information on behalf of the Company and its Affiliates. Subject to Section 8(b) of this Agreement, you agree that you will not use or disclose (except as required by applicable law or for the proper performance of your services to the Company) any Confidential Information you obtained incident to your employment or any other association with the Company or any of its Affiliates during the Restricted Period (as defined below); provided, however, you agree that you will not, directly or indirectly, use or disclose any Confidential Information that constitutes a Trade Secret (as defined below) for as long as the information comprising such Trade Secret continues to be a Trade Secret. You cannot be held criminally or civilly liable under any federal or state trade secret law for disclosing a Trade Secret (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed under seal in a lawsuit or other proceeding. Notwithstanding this immunity from liability, you may be held liable if you unlawfully access Trade Secrets by unauthorized means. “Confidential Information” means any and all information of the Company and its Affiliates that is not generally available to the public. Confidential Information also includes any information received by the Company or any of its Affiliates from any third party with any understanding, express or implied, that it will not be disclosed. Confidential Information does not include information that enters the public domain, other than through your breach of your obligations under this Agreement. “Trade Secrets” means any and all information of the Company and its Affiliates, including without limitation a formula, pattern, compilation, program, device, method, technique, product, system, or process, design, prototype, procedure, or code, that (a) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by the public or any other person who can obtain economic value from its disclosure or use and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(c)
Subject to Section 8(b) of this Agreement, you agree that you will not disclose this Agreement or any of its terms or provisions, directly or by implication, except to members of your immediate family and to your legal and tax advisors, and then only on condition that they agree not to further disclose this Agreement or any of its terms or provisions to others.

(d)
You acknowledge that the Confidential Information and relationships with its customers, clients, employees, and other business associations are among the Company’s and its Affiliate’s most important assets. You further acknowledge that, while employed by the Company, you had access to such information/relationships and were responsible for developing and maintaining such information/relationships. For purposes of this Agreement, the term “Restricted Client” means any individual or entity (i) for whom/which the Company or any of its Affiliates sold or provided products or services and (ii) with whom/which you had contact on behalf of the Company or any of its Affiliates, or about whom/which you acquired Confidential Information as a result of your employment by the Company, in the case of both (i) and (ii), above, during the twelve (12) month period immediately prior to the Separation Date. You agree that for a period of twenty-four (24) months following the Separation Date (the “Restricted Period”), you will not directly or indirectly solicit, divert, or take away, or attempt to solicit, divert, or take away, the business or patronage of any Restricted Client. You further agree that, during the Restricted Period, you will not directly or indirectly, whether for your benefit or for the benefit of a third party, recruit, solicit, or induce, or attempt to recruit, solicit, or induce: (1) anyone employed or engaged by the Company or any of its Affiliates to terminate employment or engagement with, or otherwise cease a relationship with, the Company or any of its Affiliates; or (2) anyone employed or engaged by the Company or any of its Affiliates at any time during the twelve (12) months immediately preceding the Separation Date to provide services of any kind to a competitor of the Company or any of its Affiliates; provided, however, that these restrictions will apply only if you worked with such individual during your employment, or otherwise had contact with such individual as a result of your employment or other associations with the Company or any of its Affiliates or had access to Confidential Information which would assist in your solicitation of such individual.

(e)
During the Restricted Period, you agree not to directly or indirectly, provide Restricted Services to any Competitor, anywhere in the Restricted Territory. For purposes of this Agreement, (i) the term “Restricted Services” means employment duties and functions of the type provided by you to the Company or any of its Affiliates during the twelve (12) month period immediately preceding the Separation Date (ii) the term “Competitor” means any individual or entity that sells goods or services competitive with those sold by the Company or any of its Affiliates, and (iii) the term “Restricted Territory” means any geographic area in which the Company or any of its Affiliates engages in business as of the Separation Date.
(f)
Upon request, the Company agrees to provide you with a positive letter of reference on Company letterhead, signed by the Company’s Chairman of the Board, for future employment and outside board opportunities, provided you are meeting your obligations hereunder and complying with your Continuing Obligations.

(g)
You agree to provide truthful and accurate cooperation with the Company and its Affiliates hereafter with respect to all matters arising during or related to your employment, including but not limited to all matters in connection with any governmental investigation, litigation or regulatory or other proceeding which may have arisen or which may arise following the signing of this Agreement.

(h)
The parties agree that damages will be an inadequate remedy for breaches of this Section 6 and, in addition to damages and any other available relief, a court shall be empowered to grant injunctive relief (without the necessity of posting bond or other security). Notwithstanding anything in this Agreement to the contrary, the activity restrictions contained in this Section 6 are intended to run alongside, and neither supersede, be subservient to, nor replace any similar restrictions imposed by other agreements that may exist between you and the Company and any of its Affiliates. In the event that any provision of this Agreement is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified or severed, if necessary, to permit its enforcement to the maximum extent permitted by law.
7.
Return of Company Documents and Other Property. In signing this Agreement, you agree that you have returned to the Company any and all documents, materials and information (whether in hardcopy, on electronic media or otherwise) in your possession or control related to the business of the Company and its Affiliates (whether present or otherwise), and all keys, access cards, credit cards, computer hardware and software, telephone and telephone-related equipment and all other property of the Company or any of its Affiliates in your possession or control. Further, you agree that you will not retain any copy or derivation of any documents, materials or information (whether in hardcopy, on electronic media or otherwise) of the Company or any of its Affiliates after the Separation Date, and you further agree that you will cooperate with the Company and its Affiliates to ensure the continued

preservation of any such documents, materials or information in your possession or control that are subject to an ongoing litigation hold. Recognizing that your employment with the Company will terminate as of the Separation Date, you agree that you will not, following the Separation Date, for any purpose, attempt to access or use any computer network or system of the Company or any of its Affiliates, including without limitation, the electronic mail system. Further, you agree to disclose to the Company, on or before the Separation Date, any and all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, all information which you have password-protected on any computer equipment, network or system of the Company or any of its Affiliates.

8.
General Release and Waiver of Claims.

(a)
In exchange for the severance benefits provided to you under this Agreement, to which you would not otherwise be entitled, on your own behalf and that of your heirs, executors, administrators, beneficiaries, personal representatives and assigns, you agree that this Agreement shall be in complete and final settlement of any and all causes of action, rights and claims, whether known or unknown, accrued or unaccrued, contingent or otherwise, that you have had in the past, now have, or might now have, in any way related to, connected with or arising out of your employment, its termination, or your other associations with the Company or any of its Affiliates, or pursuant to Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act, the wage and hour, wage payment and fair employment practices laws and statutes of the state or states in which you have provided services to the Company or any of its Affiliates (each as amended from time to time), and/or any other federal, state or local law, regulation or other requirement (collectively, the “Claims”), and you hereby release and forever discharge the Company, its Affiliates and all of their respective past, present and future directors, shareholders, officers, members, managers, general and limited partners, employees, employee benefit plans, administrators, trustees, agents, representatives, predecessors, successors and assigns, and all others connected with any of them, both individually and in their official capacities (collectively, the “Released Parties”), from, and you hereby waive, any and all such Claims.

(b)
Nothing contained in this Agreement shall be construed to prohibit you from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency, provided, however, that you hereby agree to waive your right to recover monetary damages or other individual relief in any such charge, investigation or proceeding or any related complaint or lawsuit filed by you or by anyone else on your behalf. Nothing in this Agreement limits, restricts or in any other way affects your communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to such governmental agency or entity.

(c)
This Agreement, including the general release and waiver of claims set forth in Section 8(a), creates legally binding obligations and the Company and its Affiliates therefore advise you to consult an attorney before signing this Agreement. In signing this Agreement, you give the Company and its Affiliates assurance that you have signed it voluntarily and with a full understanding of its terms; that you have had sufficient opportunity of not less than twenty-one (21) days, before signing this Agreement, to consider its terms and to consult with an attorney, if you wished to do so, or to consult with any other of those persons to whom reference is made in Section 6(c) above; and that you have not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement.

9.
Miscellaneous.

(a)
This Agreement constitutes the entire agreement between you and the Company and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to your employment, its termination and all related matters (including, without limitation, the Offer Letter and that certain Change in Control Severance Agreement between you and the Company), excluding only the Continuing Obligations and your rights and obligations with respect to your vested RSAs and vested PSUs which shall remain in full force and effect in accordance with their terms.

(b)
This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and the Board or its expressly authorized designee. The captions and headings in this Agreement are for convenience only, and in no way define or describe the scope or content of any provision of this Agreement.

(c)
The obligation of the Company to make payments or provide benefits to you or on your behalf under this Agreement, and your right to retain the same, is expressly conditioned upon your continued full performance of your obligations under this Agreement and of the Continuing Obligations. Without limiting the provisions of the Equity Documents, should you breach your obligations under this Agreement or the Continuing Obligations, all RSAs and PSUs that (i) remain unvested as of the date of such breach or (ii) vested following the Separation Date will be terminated and forfeited for no consideration.

(d)
This is a Wisconsin contract and shall be governed and construed in accordance with the laws of the State of Wisconsin, without regard to any conflict of laws principles that would result in the application of the laws of another jurisdiction. You agree to submit to the exclusive jurisdiction of the courts of and in the State of Wisconsin in connection with any dispute arising out of this Agreement.

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If the terms of this Agreement are acceptable to you, please sign, date and return it to me within twenty-one (21) days of the date that you receive it (but in no event shall you sign this Agreement prior to the Separation Date). You may revoke this Agreement at any time during the seven (7)-day period immediately following the date of your signing by notifying me in writing of your revocation within that period, and this Agreement shall not become effective or enforceable until that seven (7)-day revocation period has expired. If you do not revoke this Agreement, then, on the eighth (8th) day following the date that you that you signed it, this Agreement shall take effect as a legally binding agreement between you and the Company on the basis set forth above. The enclosed copy of this letter, which you should also sign and date, is for your records.

Sincerely,

REV GROUP, INC.

By: _/s/ John Canan________________

Name: John Canan

Title: Authorized Signatory

Accepted and agreed:

Signature: _/s/ Rodney Rushing __________

Rodney Rushing

Date: _/s/_January 26, 2023__________